Exhibit (a)(8)

                              MUNIVEST FUND, INC.

                           CERTIFICATE OF CORRECTION


         MuniVest Fund, Inc., a Maryland corporation (the "Corporation"), hereby sets forth the following information to correct an error of transcription in the Corporation's Articles Supplementary creating five series of Auction Market Preferred Stock:

         1. The title of the document being corrected is Articles
Supplementary.

         2. The name of each party to the document being corrected is MuniVest Fund, Inc.

         3. The date that the document being corrected was filed is December 1, 1994.

         4a. The provision in the document, as previously filed, reads as follows:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of its Charter, the Board of Directors has reclassified 8,250 authorized and unissued shares of common stock of the Corporation as additional preferred stock of the Corporation and has authorized the issuance of preferred stock, par value $.10 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, to be designated Auction Market Preferred Stock.

4b.      The provision in the document, as corrected, is:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of its Charter, the Board of Directors has classified the preferred stock of the Corporation and has authorized the issuance of 8,250 shares of authorized preferred stock of the Corporation, par value $.10 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, to be designated Auction Market Preferred Stock.

5.       The execution of the Articles Supplementary was not defective.


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         IN WITNESS WHEREOF, MUNIVEST FUND, INC. has caused this Certificate of Correction to be signed in its name and on its behalf by its Vice President, and attested by its Secretary, on the 8th day of July, 2004.

                                   MUNIVEST FUND, INC.



                                   By:  /s/ Donald C. Burke
                                       ------------------------------
                                        Name:   Donald C. Burke
                                        Title:  Vice President

Attest:


 /s/ Phillip S. Gillespie
--------------------------------
Name:  Phillip S. Gillespie
Title: Secretary


         THE UNDERSIGNED, Vice President of MUNIVEST FUND, INC. (the "Corporation"), who executed on behalf of the Corporation the foregoing Certificate of Correction, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Certificate of Correction to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, further certifies that, to the best of his knowledge, information and belief, these matters and facts contained herein are true in all material respects and that this statement is made under the penalties for perjury.


                                   By:  /s/ Donald C. Burke
                                       ------------------------------
                                        Name:   Donald C. Burke
                                        Title:  Vice President

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